                                                                     EXHIBIT 5.1

                          [LATHAM & WATKINS LETTERHEAD]


                                  July 11, 2002






Fleming Companies, Inc.
1945 Lakepointe Drive
Lewisville, Texas 75057


                  Re: $260,000,000 Aggregate Principal Amount of 9 7/8% Senior Subordinated Notes due 2012

Ladies and Gentlemen:

                  In connection with the registration of $260,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "Securities") by Fleming Companies, Inc., an Oklahoma corporation (the "Company"), and the guarantees of the Securities (the "Guarantees") by the Company's wholly-owned subsidiaries listed on Schedule A hereto (the "Guarantors"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on July 11, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of April 15, 2002, as supplemented (the "Indenture") by and among the Company, the Guarantors and Manufacturers and Traders Trust Company, as trustee (the "Trustee"). The Securities and the Guarantees will be issued in exchange for the Company's outstanding 9 7/8% Senior Subordinated Notes due 2012 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the "Operative Documents." Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

                  In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Securities and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Fleming Companies, Inc.
July 11, 2002
Page 2


                  We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and, solely with respect to paragraph 2, the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. McAfee & Taft has separately provided to you an opinion with respect to the due incorporation or formation, valid existence and good standing of each of the Company and the Guarantors (other than the California Guarantors, as defined below) and the authorization of the Operative Documents, and the execution and delivery of the Indenture. With your permission and the permission of McAfee & Taft, we have assumed that such opinion is correct.

                  Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

                  1. The Securities, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Securities, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  2. Each of the Guarantees to be executed and delivered by Richmar Foods, Inc., Core-Mark Interrelated Companies, Inc., C/M Products, Inc., Marquise Ventures Company, Inc., General Acceptance Corporation and ASI Office Automation, Inc. (each a "California Guarantor" and collectively, the "California Guarantors") has been duly authorized by all necessary corporate action of the respective California Guarantor.

                  3. Each of the Guarantees, when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Securities, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

                  The opinions rendered in paragraphs 1 and 3 relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, including whether acceleration of the Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of the Company's obligation to offer to repurchase the Securities upon the occurrence of a Change of Control (as such term is defined in the Indenture) pursuant to Section 4.14 of the Indenture.

                  We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities or the Guarantors under the Indenture or the Guarantees of Section 548 of the United States

Fleming Companies, Inc.
July 11, 2002
Page 3


Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

                  To the extent that the obligations of the Company and the Guarantors under the Operative Documents to which each is a party may be dependent upon such matters, we assume for purposes of this opinion that: (i) all parties to the Operative Documents have complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California; (ii) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to engage in the activities contemplated by the Indenture, (c) has the requisite organizational and legal power and authority to perform its obligations under each Operative Document to which it is a party, and (d) has duly authorized, executed and delivered each such Operative Document; (iii) the Indenture constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; and
(iv) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

                                       Very truly yours,

                                       /s/  LATHAM & WATKINS

                                   SCHEDULE A

                                   GUARANTORS

                       NAME                                      JURISDICTION OF ORGANIZATION
                       ----                                      ----------------------------
ABCO Food Group, Inc.                                                       Nevada
ABCO Markets, Inc.                                                          Arizona
ABCO Realty Corp.                                                           Arizona
AG, L.L.C.                                                                  Oklahoma
American Logistics Group, Inc.                                              Delaware
ASI Office Automation, Inc.                                                 California
Baker's Food Group, Inc.                                                    Nevada
Cardinal Wholesale, Inc.                                                    Minnesota
C/M Products, Inc.                                                          California
Core-Mark International, Inc.                                               Delaware
Core-Mark Interrelated Companies, Inc.                                      California
Core-Mark MidContinent, Inc.                                                Arkansas
Dunigan Fuels, Inc.                                                         Texas
E.A. Morris Distributors Limited                                            Canada
FAVAR CONCEPTS, LTD.                                                        Delaware
Fleming Food Management Co., L.L.C.                                         Oklahoma
Fleming Foods of Texas, L.P.                                                Oklahoma
Fleming International Ltd.                                                  Oklahoma
Fleming Supermarkets of Florida, Inc.                                       Florida
Fleming Transportation Service, Inc.                                        Oklahoma
Fleming Wholesale, Inc.                                                     Nevada
Food 4 Less Beverage Company, Inc.                                          Texas
FuelServ, Inc.                                                              Delaware
Gateway Insurance Agency, Inc.                                              Wisconsin
General Acceptance Corporation                                              California
Head Distributing Company                                                   Georgia
LAS, Inc.                                                                   Oklahoma
Marquise Ventures Company, Inc.                                             California
Minter-Weisman Co.                                                          Minnesota
Piggly Wiggly Company                                                       Oklahoma
Progressive Realty, Inc.                                                    Oklahoma
Rainbow Food Group, Inc.                                                    Nevada
Retail Investments, Inc.                                                    Nevada
Retail Supermarkets, Inc.                                                   Texas
RFS Marketing Services, Inc.                                                Oklahoma
Richmar Foods, Inc.                                                         California
Scrivner Transportation, Inc.                                               Oklahoma